SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ______)

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INDUSTRIAL SERVICES OF AMERICA, INC.
_______________________________________
(Name of Registrant as Specified in Its Charter)

_______________________________________
(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

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INDUSTRIAL SERVICES OF AMERICA, INC.
PROXY STATEMENT
For the Annual Meeting on _________, 2013

INDUSTRIAL SERVICES OF AMERICA, INC.
______________________________

Notice of Annual Meeting of Shareholders
To Be Held on _________, 2013
______________________________

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. will be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky 40213, on Tuesday, _________, 2013 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

(1)    To elect four (4) directors for a term expiring in 2014;

(2)	To ratify the selection of Mountjoy Chilton Medley LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3)	To approve an advisory proposal on compensation of the Company's named executive officers as disclosed in this proxy statement under “Executive Compensation Discussion and Analysis;”

(4)	To approve an advisory proposal on how often to vote for approval of the compensation of the Company's named executive officers;

(5)	To approve an amendment to the Articles of Incorporation to increase the authorized shares of our common stock by 10,000,000 shares, from 10,000,000 to 20,000,000;

(6)	To approve the issuance of options to purchase 1,500,000 shares of stock to Blue Equity, LLC (the "Manager"), pursuant to the Management Services Agreement with the Manager;

(7)	To approve the issuance of 225,000 shares of our common stock to the Manager, pursuant to the Management Services Agreement with the Manager; and

(8)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Industrial Services of America, Inc. recommends voting for the above proposals (1) - (3) and (5) - (7) and voting for a three year time period on proposal (4).

By signing the enclosed proxy, you are appointing Orson Oliver and Francesca Scarito as proxies, with full power of substitution to vote all shares of Industrial Services of America, Inc. common stock held by you as of May 31, 2013 at the annual meeting on _________, 2013, or at any adjournment or postponement of such meeting.

Only shareholders of record at close of business on May 31, 2013 are entitled to notice of and to vote at the annual meeting. The transfer books will not be closed.

We plan to mail this proxy statement and the accompanying form of proxy to shareholders commencing on or about _________, 2013.

By Order of the Board of Directors

Michael P. Shannonhouse
Recording Secretary of the Board of Directors

7100 Grade Lane
Louisville, Kentucky 40213
_________, 2013

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

INDUSTRIAL SERVICES OF AMERICA, INC.
7100 GRADE LANE
LOUISVILLE, KENTUCKY 40213
PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the 2013 annual meeting of shareholders of Industrial Services of America, Inc. ("ISA" or the “Company”), which we are holding at Building No. 1, 7100 Grade Lane, Louisville, KY 40213 at 10:00 A.M. (Eastern Daylight Time) on Tuesday, _________, 2013 and at any and all adjournments thereof, for the purposes set forth in the accompanying notice of the meeting.

We will vote shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If you do not specify a choice, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors, (ii) the ratification of the independent registered public accounting firm for the 2013 fiscal year, (iii) the approval of an advisory proposal on executive compensation, (iv) the approval of an advisory proposal on how often to vote on executive compensation, (v) the amendment to the Articles of Incorporation to authorize 10,000,000 additional shares of our common stock, par value of one-third cent ($0.0033) per share ("Common Stock"), (vi) the issuance of options to purchase 1,500,000 shares of Common Stock to Blue Equity, LLC, and (vii) the issuance of 225,000 shares of our Common Stock to Blue Equity, LLC. The person executing the proxy may revoke it at any time before the proxy holder exercises the authority thereby granted by giving written notice to our Secretary, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder notifies the Secretary of the meeting in writing prior to voting of the proxy.

We will bear the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Such expenses, however, do not include any salaries and wages of our officers and employees who participated in the preparation, assembling and mailing of the proxy statement. In addition to the solicitation of proxies by mail, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

The presence in person or by proxy of shareholders holding a majority of the outstanding shares of our Common Stock will constitute a quorum for the transaction of all business at the annual meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also vote for, against or abstain from voting on (i) the proposal to ratify the selection of the independent registered public accounting firm for the 2013 fiscal year, (ii) the advisory proposal to approve executive compensation, (iii) the proposal to amend the Articles of Incorporation to authorize an additional 10,000,000 shares of our Common Stock, (iv) the proposal to issue options to purchase 1,500,000 shares of Common Stock to Blue Equity, LLC, and (v) the proposal to issue 225,000 shares of our Common Stock to Blue Equity, LLC. A shareholder may also vote on whether he/she prefers an advisory vote every one, two, or three year(s) or abstain from voting on the advisory proposal on how often to vote on executive compensation. We will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but we will not count in the number of votes cast on any matter any withheld votes or abstentions. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will not consider those shares as present and entitled to vote with respect to that matter.

We plan to mail this proxy statement and the accompanying form of proxy to shareholders commencing on or about _________, 2013.

VOTING SECURITIES

Only shareholders of record at the close of business on May 31, 2013 are entitled to vote at the annual meeting or any adjournments within one hundred twenty (120) days thereof. As of the record date there were [7,069,267] shares of our Common Stock outstanding and entitled to vote. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

The following table sets forth information regarding beneficial ownership of our Common Stock as of May 23, 2013 for (i) each of our named executive officers, directors and nominees for director, (ii) each person known to management to own of record or beneficially more than five percent of our outstanding shares, and (iii) all of our executive officers and directors as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percentage of Class (1)

Harry Kletter 7100 Grade Lane Louisville, KY 40213	1,799,237	(4)	25.45%

Harry Kletter Family Ltd Ptnsp 7100 Grade Lane Louisville, KY 40213	750,000	(4)	10.61%

Roberta Kletter 7100 Grade Lane Louisville, KY 40213	552,258	(5)	7.81%

K&R, LLC 7100 Grade Lane Louisville, KY 40213	516,349	(4)	7.30%

David Russell 7100 Grade Lane Louisville, KY 40213	600,979	(10)	8.47%	(10)

Albert Cozzi 7100 Grade Lane Louisville, KY 40213	177,991	(6)	2.51%	(6)

Jonathan Blue 7100 Grade Lane Louisville, KY 40213	125,000	(7)	1.77%	(7)

Brian Donaghy 7100 Grade Lane Louisville, KY 40213	77,300	(8)	1.09%

Orson Oliver 7100 Grade Lane Louisville, KY 40213	48,749	(9)	0.69%	(9)

Alan Gildenberg 7100 Grade Lane Louisville, KY 40213	42,738	(11)	0.60%	(11)

Francesca Scarito 7100 Grade Lane Louisville, KY 40213	39,500	(12)	0.56%	(12)

James Wiseman III 7100 Grade Lane Louisville, KY 40213	7,500		0.11%

All directors and executive officers as a group	539,578	(13)	7.63%

(1)
The table reflects share ownership and the percentage of such share ownership as of May 23, 2013. We have determined the percentages on the basis of 7,069,267 shares of our Common Stock outstanding and exclusive of 123,212 shares of Common Stock held as Treasury stock.

(2)	Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of common stock beneficially owned by him, her or it.

(3)	We have obtained information with respect to beneficial ownership from our shareholder records and from information provided by shareholders.

(4)
Mr. Kletter's shares owned include (i) 516,349 shares of common stock beneficially owned by K & R, LLC (“K&R”), the sole member of which is Mr. Kletter, (ii) 750,000 shares of common stock beneficially owned by Harry Kletter Family Limited Partnership, for which Mr. Kletter serves as general partner, (iii) 140,100 shares of common stock beneficially owned by Roberta Kletter, spouse of Mr. Kletter, and (iv) 392,788 shares owned directly by Mr. Kletter. Mrs. Kletter is a director and vice president of K&R. Two of Mr. Kletter's adult children are also officers of K&R. Does not include the following shares of common stock, as to which Mr. Kletter disclaims beneficial ownership: 19,370 shares owned by the Harry Kletter Family Charitable Foundation, of which Mrs. Kletter is a co-advisor.

(5)
Includes 392,788 shares of common stock beneficially owned by Mr. Kletter, and 19,370 shares of common stock owned by the Harry Kletter Family Charitable Foundation, of which Mrs. Kletter is co-advisor. Does not include the following shares of common stock, as to which Mrs. Kletter disclaims beneficial ownership: (i) 516,349 shares of common stock owned by K & R, of which Mr. Kletter is the sole member; and (ii) 750,000 shares of common stock owned by Harry Kletter Family Limited Partnership, for which Mr. Kletter serves as general partner.

(6) Includes options to purchase 30,000 shares exercisable within 60 days of May 31, 2013. Percentage of class includes assumed exercise of options held.

(7) Includes 125,000 shares of common stock owned by Blue Equity International, LLC, which Mr. Blue beneficially owns an 85% equity interest in. Mr. Blue is Chairman and Managing Director of Blue Equity, LLC. The Management Services Agreement between the Company and Blue Equity, LLC, as Manager, dated as of April 1, 2013 is described in greater detail at Item IV of this proxy statement.

(8)
Includes 2,250 shares of common stock held in Mr. Donaghy's minor child's name. Mr. Donaghy is entitled to receive 45,000 shares of our common stock per year for the next two years, upon satisfaction of certain conditions contained in an amended employment agreement between Mr. Donaghy, our president and chief operating officer, and us. The conditions are that our EBITDA must exceed $4.5 million for the previous fiscal year and that our return on assets (“RONA”) exceeds targets specified within his amended employment agreement each year. Mr. Donaghy has already received 90,000 shares pursuant to his employment agreements since 2007.

(9) Includes options to purchase 30,000 shares exercisable within 60 days of May 31, 2013 and 3,750 shares held in Trusts for Mr. Oliver's daughter and minor grandchildren for which Mr. Oliver is the Trustee. Percentage of class includes assumed exercise of options held.

(10)
Includes options to purchase 30,000 shares exercisable within 60 days of May 31, 2013 and the following beneficially owned shares of our common stock: 297,700 shares held in Trust, 65,077 shares held in custodial accounts for Dr. Russell's adult stepson and minor children, and 132,840 shares held in various retirement plans for Dr. Russell's benefit. Percentage of class includes assumed exercise of options held.

(11) Includes options to purchase 30,000 shares exercisable within 60 days of May 31, 2013, 1,288 shares of common stock held by Mr. Gildenberg's wife and adult children, and 1,450 held in a retirement account. Percentage of class includes assumed exercise of options held.

(12) Includes options to purchase 30,000 shares exercisable within 60 days of May 31, 2013 and 9,500 shares of common stock beneficially owned by RS Finance & Consulting, LLC, of which Ms. Scarito is President and the sole member. Percentage of class includes assumed exercise of options held.

(13) Includes the options described in notes 6, and 9, 11, and 12 above to purchase 120,000 shares exercisable within 60 days of May 31, 2013.

ITEM I. ELECTION OF DIRECTORS

The nominees for election as directors are Albert Cozzi, Alan Gildenberg, Orson Oliver, and Francesca Scarito. At the 2012 annual meeting, the shareholders elected Harry Kletter, Brian Donaghy, David Russell, Ph.D., Messrs. Cozzi, Gildenberg, Oliver, and Ms. Scarito for a term expiring at the 2013 annual meeting. On January 17, 2013, Mr. Kletter notified the Board of Directors that he would retire effective as of the 2013 Annual Meeting and that he would not stand for re-election to the Board. On May 7, 2013, Messrs. Kletter, Donaghy and Dr. Russell tendered their resignations from the Board at the Company's quarterly board meeting. Also on May 7, 2013, Mr. Kletter retired from his position as Chief Executive Officer. If elected, all directors nominated will hold office until the 2014 annual meeting and until their respective successors have been elected and qualified.

Shareholders voting at the annual meeting may not vote for more than the number of nominees listed in this proxy statement. A plurality of the total votes cast at the annual meeting will elect the directors. That is, the four nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefore is specifically withheld) to vote for the election of the four nominees for directors. In the event that any of the nominees becomes unavailable (which we do not now anticipate), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unwilling or unable to serve if elected.

The following table contains certain information regarding each nominee for election as director at this year's annual meeting. The Board of Directors has determined that all directors have met the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards with the exception of Ms. Scarito, due to her consulting work. The Board considered the consulting services provided by Mr. Gildenberg to K & R and determined such services did not change Mr. Gildenberg's independent status. Each individual has furnished the respective information shown.

Name and Principal Occupation with Company	Age	Year First Became Director

Orson Oliver	70	2005
Chairman of the Board

Albert Cozzi	68	2006
Director

Francesca Scarito	48	2012
Director

Alan Gildenberg	55	2012
Director

Nominees for Directors

ORSON OLIVER has been our director since 2005 and our Chairman of the Board since 2012. He is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C. In September of 1975, he joined Bank of Louisville as general counsel. In November of 1985, he became president of the Bank of Louisville. When Branch Banking and Trust Company acquired the Bank of Louisville in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky. Since his retirement from banking in February of 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. From May 2004 through December 2011, Mr. Oliver also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania with assets of $305.1 billion as of December 31, 2012. Mr. Oliver has been a member of the board of directors of the Al J. Schneider Company since February, 2004. Beginning in 2013, Mr. Oliver also serves as a director of the Bankers' Bank of Kentucky.

ALBERT A. COZZI has been our director since 2006. Since February 2006, Mr. Cozzi has been a partner with Cozzi Consulting Group, a start-up consulting business, marking the re-entry of Mr. Cozzi into the scrap industry following a two-year non-compete agreement he had with his former employers at Metal Management, Inc. From July 1999 to January 2004, Mr. Cozzi served as the chief executive officer of Metal Management, Inc. headquartered in Chicago, Illinois, and one of the largest full service metals recyclers in the United States. From December 1997 to June 1999, Mr. Cozzi served as the president and chief operating officer of Metal Management, Inc. From 1963 to 1997, Mr. Cozzi held various positions with Cozzi Iron & Metal, originally located in Chicago, Illinois, prior to its merger with Metal Management, Inc., including president from 1990 to 1997. Mr. Cozzi received an M.B.A. from the University of Chicago.

FRANCESCA E. SCARITO has been our director since February 2012. Ms. Scarito is President of RS Finance & Consulting, LLC, a boutique investment bank located in Boston, Massachusetts, which she founded in April 2009.  Ms. Scarito has been an investment banker for over 20 years and has extensive experience in private capital, equity capital markets and mergers and acquisitions.  She has been a consultant for ISA since August 2009. Prior to founding her own firm in April 2009, Ms. Scarito was a Managing Director in the Investment Banking Division of Canaccord Adams Inc., which she joined in 2007. Ms. Scarito earned a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. Ms. Scarito has been a director of Ambient Corporation since June 2011.

ALAN GILDENBERG has been a Registered Investment Advisor at Falcon Global Partners, LLC since 2007, and a consultant to K & R, LLC since 2009. As of January, 2013, he is also a Registered Representative with Stifel, Nicolaus & Company, Incorporated. He was previously a Registered Representative at Wachovia Securities from 2001 until March 2007 and R.W. Baird from 1997 through January 2001. His experience also includes his work as an independent futures and options trader at the Chicago Mercantile Exchange for five years. Mr. Gildenberg has a B.B.A. in Business Administration from the University of Michigan.

Except as disclosed above, none of the other directors holds another directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. None of our directors has any family relationship with any of our other directors or executive officers.

Director Qualifications

When considering whether the nominees have the experience, qualifications and skills to enable the Board to satisfy its oversight responsibilities effectively and provide the Board with experience in a wide variety of areas, the nominating committee focused primarily on the information discussed in each director's individual biographies set forth above. The following are the conclusions reached by the nominating committee with regard to each of its nominees.

Experience in the financial industry is exhibited by Messrs. Oliver, Cozzi and Gildenberg, and Ms. Scarito. With regard to Mr. Oliver, the nominating committee considered his past experience as an attorney with the U.S. Treasury Department in Washington D.C., his past presidency of the Bank of Louisville and his work as an independent general business consultant for PNC Bank. With regard to Mr. Cozzi, the nominating committee considered his extensive experience in the metallic scrap industry, and his direct operational experience in the industry. These experiences bring a unique perspective to our Board. With regard to Mr. Gildenberg, the nominating committee considered his years of experience as an investment advisor, his experience on the Chicago Exchange, and his experience as a general business consultant. With regard to Ms. Scarito, the nominating committee considered her years in investment banking as well as the consulting services she has provided to ISA, which gave her insight into the Company.

Governance

A majority of our directors are independent. We separated the roles of Chairman of the Board and Chief Executive Officer beginning in 2012. The Board appointed Mr. Oliver as Chairman of the Board at the May 15, 2012 Board meeting due to his legal and financial background as well as the work he has done on the Board and as Audit Committee Chairman. He is the Director most familiar with our business and industry. On May 7, 2013, the Board appointed Jonathan S. Blue to the position of Chief Executive Officer. The Board and Mr. Blue continue to negotiate the terms and conditions of Mr. Blue's service as CEO, and Mr. Blue had not accepted the position as of the time of filing this proxy statement. During the interim, Brian Donaghy is serving as our principal executive officer. Based on Mr. Blue's business and management experience and in conjunction with the Management Services Agreement between the Company and Blue Equity, LLC, the private equity company for which Mr. Blue serves as Chairman and Managing Director, management determined that Mr. Blue is capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our day to day operations are managed by our President and Chief Operating Officer, Brian Donaghy. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies at all times. We believe our current Board leadership structure, given the current composition of the Board, is optimal.

Additionally, the Board has not appointed a lead independent director.  Currently, the Board membership consists of four directors, three of whom are independent.  Due to the small size of the Board, all of the independent directors are able to closely monitor the activities of the Company and meet regularly in executive sessions without management to discuss the development and strategy of our Company.  These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our Chief Executive.  Therefore, the Board has determined that a lead independent director is not necessary at this time.  As the composition of the Board changes or grows in the future, the Board of Directors intends to reevaluate the need for a lead independent director.

Our executive officers, especially the President and Chief Operating Officer, have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure the processes designed and implemented by our executives are adapted to and integrated with the Company's strategy and are functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. We believe that our leadership structure is conducive to comprehensive risk management practices, and that the Board's involvement is appropriate to ensure effective oversight.

During 2012, the Board met four (4) times. In 2012, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

The members of the Compensation Committee are Messrs. Cozzi, Gildenberg, and Oliver, and Ms. Scarito. Ms. Scarito was appointed to this committee in March 2012 as a non-independent director under the exception contained in the NASDAQ Corporate Governance Requirements pursuant to which a non-independent director can serve on a Compensation Committee under exceptional and limited circumstances. The Board determined that due to Ms. Scarito's special expertise in compensation issues and extensive involvement with our compensation practices, her appointment to the Compensation Committee was in the best interests of the Company and its shareholders.

The Compensation Committee is responsible for making recommendations to the Board regarding salaries and bonuses that we pay to our executive officers, including our Chief Financial Officer. This committee met one (1) time in 2012. This committee does not have a chairperson. All functions of the Compensation Committee are performed by the committee as a whole. However, the Compensation Committee confers with our Chief Executive Officer, Mr. Kletter, to obtain additional input for the committee's decision making process and recording our processes and procedures for the determination of executive and director compensation, including the scope of authority of the Compensation Committee, the extent to which the Compensation Committee may delegate any authority, and any role of executive officers in determining or recommending the amount or form of executive and director compensation. The Compensation Committee has the authority to delegate to department supervisors decisions regarding compensation in their respective departments. None of our executive officers served as a member of the Compensation Committee of another entity. Our Compensation Committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

The Compensation Committee seeks to structure compensation that will provide sufficient incentives for Named Executive Officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. The committee believes that the following measures help achieve this goal:

•
Named Executive Officers are provided with competitive base salaries that are not subject to performance risk, which helps to mitigate risk-taking behaviors and provides an incentive for executives to retain their employment with the Company;

•	We enter into employment agreements with certain Named Executive Officers because they provide a form of protection for the Company and the individual;

•
Certain executive officers have long-term, performance-based incentives, such as cash and stock bonuses, included in their employment agreements, which hold individuals accountable for long-term decisions by only rewarding the success of those decisions.

The Audit Committee confers with our independent registered public accounting firm regarding the scope and adequacy of annual audits; reviews reports from such independent accountants; and meets with the independent accountants to review the adequacy of our accounting principles, financial controls and policies. The Audit Committee met four (4) times in 2012. The members of the Audit Committee are Messrs. Cozzi and Oliver, and Ms. Scarito. Mr. Oliver is the chairperson of this committee. All current members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ listing standards and the Audit Committee Qualifications of Rule 5605(c)(2), except Ms. Scarito. Ms. Scarito was appointed to this committee as a non-independent director under the exception contained in the NASDAQ Corporate Governance Requirements pursuant to which a non-independent director can serve on an audit committee under exceptional and limited circumstances. The Board determined that due to Ms. Scarito's special expertise in business and financial analysis and corporate equity structures along with her familiarity with the Company, her appointment to the Audit Committee was in the best interests of the Company and its shareholders. The Board of Directors has determined that Mr. Oliver is qualified as an "audit committee financial expert" based on a thorough review of his education and financial experience and is independent as described in the preceding sentences. The formal report of the Audit Committee with respect to the year 2012 begins on page 32 herein. Our Audit Committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

The Nominating Committee has the power to recommend to the Board nominees for election as directors and persons to fill directors' vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals (including director nominees) received from shareholders at our principal executive offices for inclusion in the proxy statement for the following year's annual shareholder meeting. The Nominating Committee's charter directs the Nominating Committee to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable candidates for directors. The Nominating Committee has the authority to engage a third party search firm to assist in identification of candidates, but our Nominating Committee currently believes that our existing directors and executive management have significant networks of business contacts that likely will form the pipeline from which the Nominating Committee can identify candidates.

Upon identifying a candidate for serious consideration, one or more members of the Nominating Committee would initially interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other Nominating Committee members (individually or as a group), meet our Chief Executive Officer and other executive officers and ultimately meet many of the other directors. The Nominating Committee would elicit feedback from all persons who met the candidate and then determine whether or not to nominate the candidate. The Nominating Committee utilizes a subjective analysis to identify and analyze candidates that it proposes for nomination as directors, including but not limited to, highest personal and professional ethics and integrity, general business knowledge, interest in our business, and willingness to serve. However, there are currently no minimum qualifications or standards that we require. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Nominating Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees.

We would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Florida law and the time limitation stated above. Shareholders should address potential nominations to the Nominating Committee at our executive offices, which submissions we will then forward to the Nominating Committee. If shareholder nominations were made, the recording secretary, without prior screening, would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting. The Board would then request that the Nominating Committee consider the shareholder nominations. The Nominating Committee would then perform an investigation of the candidate to determine if the candidate was qualified and would, if it so determined, present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. The Nominating Committee undertakes a similar investigation as to the qualifications of management nominations. Consequently, there effectively would be little difference in the evaluation process of nominations whether generated by shareholders or management. The Nominating Committee has no obligation to nominate any such individual for election. We have not received any shareholder nominations for this annual meeting. Accordingly, we have not rejected or refused to nominate any such candidates.

The Nominating Committee did not hire any director search firm in 2012 and, accordingly, paid no fees to any such company. As indicated above, however, the Nominating Committee may do so in the future if necessary.

The members of the Nominating Committee are Messrs. Cozzi, Gildenberg and Oliver, and Ms. Scarito. This committee does not have a chairperson nor did it meet in 2012 as no new director nominations were submitted in 2012. Messrs. Cozzi, Gildenberg, and Oliver are independent as defined in Rule 5605(a)(2) of the NASDAQ listing standards. Our Nominating Committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

Neither the Board nor the Nominating Committee has implemented a formal policy regarding director attendance at the annual meeting. Typically, the Board holds its annual organizational meeting directly following the annual meeting, which results in most directors being able to attend the annual meeting. In 2012, all of the Company's directors attended the annual meeting.

The Executive Committee is one to which the Board of Directors may direct or delegate all or part of the duties and powers of the Board of Directors with the exception of those duties and powers specifically prohibited by the laws of the State of Florida. When so designated, the Executive Committee shall have the authority to act in the place and stead of the Board of Directors. The Board appoints members to the Executive Committee as needed. Messrs. Cozzi, Gildenberg, and Oliver, and Ms. Scarito make up the Executive Committee. No meetings were held, nor were any actions taken, by the Executive Committee in 2012.

The Board of Directors has adopted our Code of Ethics for the Chief Executive Officer and Financial Executives, which is available on our website at www.isa-inc.com under Investor Relations. The Company will post any waiver to the Code of Ethics to our website. Shareholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Industrial Services of America, Inc., P.O. Box 32428, 7100 Grade Lane Louisville, KY 40232 or by a secure e-mail via our website at www.isa-inc.com. Our legal counsel will receive and process all communications directed to the Board of Directors and will transmit such communications to each member of the Nominating Committee without any editing or screening by the legal counsel.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent (10%) of our outstanding Common Stock to file with the Securities and Exchange Commission reports of changes in ownership of our Common Stock held by such persons. Officers, directors and greater than 10% shareholders must furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations from reporting persons that no other reports including Forms 5 were required, all Section 16(a) filing requirements applicable to all of our officers and directors were complied with during 2012 with the following exceptions: David Russell did not file a timely Form 4 for the purchase of 1 share of common stock on November 26, 2012 at a price of $2.52 per share and the purchase of 792 shares of common stock on November 28, 2012 at a price of $2.62 per share. Alan Gildenberg did not file a timely Form 4 for the receipt of 30,000 stock options on May 15, 2012 at a price of $4.94 per share. Francesca Scarito did not file a timely Form 4 for the receipt of 30,000 stock options on May 15, 2012 at a price of $4.94 per share. The above forms were filed late. We have informed the reporting person of their filing obligations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NAMED DIRECTORS.

ITEM II. RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Mountjoy Chilton Medley LLP as the independent registered public accountants of our accounts for the fiscal year ending December 31, 2013. This selection will be presented to shareholders for ratification at the annual meeting. If the shareholders fail to ratify this selection, the Audit Committee will reconsider the matter of the selection of the independent registered public accountants. We do not expect representatives of Mountjoy Chilton Medley LLP to be present at the annual meeting. We will deem the selection of Mountjoy Chilton Medley LLP ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. We will not count abstentions and broker non-votes as votes cast either for or against the proposal.

The Board will present the following resolution to the meeting:

“RESOLVED, that the selection by the Audit Committee of the Board of Directors of Mountjoy Chilton Medley LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company for 2013 is ratified.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MOUNTJOY CHILTON MEDLEY LLP.

ITEM III. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As discussed in this Proxy Statement, the objectives of our executive compensation program are:

•	To recruit, retain and motivate highly qualified executives for the Company;

•	To differentiate compensation based on individual responsibilities and performance;

•	To align the interests of the Company's executive officers with the Company's shareholders in long-term shareholder value creation; and

•	Avoid unnecessary or excessive risk taking that could harm the long-term value of the Company.

The following features of our executive compensation program are designed to achieve these objectives:

•	Salary: Competitive base salaries.

•
Total Compensation: The Company's goal for total direct compensation, which consists of base salary, annual incentive bonuses and long-term incentives, is to be in the 50th to 75th percentile of a group of selected peer companies.

•	Compensation Mix: A mix of cash and non-cash as well as short-term and long-term compensation components.

•
Pay for Performance: A significant amount of annual and long-term compensation “at risk” and dependent upon achievement of specified financial objectives aligned with long-term shareholder value creation.

•	Stock Ownership Awards: Align the interests of the Company's executive officers with the interests of the Company's shareholders in long-term shareholder value creation.

•	Other benefits and perquisites: Common benefits provided by similar companies throughout the industry, such as health, dental, vision, life, and disability insurance and car allowances.

     We encourage you to carefully review the Executive Compensation Discussion and Analysis, tabular compensation disclosures and related narrative disclosures beginning on page 20 of this Proxy Statement. The Board of Directors believes that the Company's compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders. In accordance with Section 14A of the Securities Exchange Act, shareholders may vote to approve or not approve the resolution below on the compensation of the Company's Named Executive Officers:

RESOLVED, that the shareholders approve the compensation of the Company's Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure set forth under the caption Executive Compensation Discussion and Analysis of this proxy statement.
Although the vote is advisory in nature and therefore not binding on the Company, the Board and the Compensation Committee will review the voting results. The Board and the Compensation Committee will consider the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting as approval of the compensation paid to the Company's executive officers. If there are a significant number of negative votes, the Compensation Committee will seek to understand and consider the concerns that influenced the vote in making future decisions about executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

ITEM IV. ADVISORY VOTE ON HOW OFTEN TO VOTE ON COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
As required by Section 14A of the Securities Exchange Act, shareholders may vote on the resolution below regarding how often the Company will conduct a shareholder advisory vote to approve executive compensation. You may vote on whether you prefer an advisory vote every one, two, or three years, or you may abstain from voting.
RESOLVED, that the Company should include an advisory vote on approval of the compensation of the Company's named executive officers, as required by Section 14A of the Securities Exchange Act, at the interval selected.
The Board recommends that you vote to hold an advisory vote to approve executive compensation every three years. As described in the Compensation Discussion and Analysis, a fundamental objective of the Company's executive compensation is to align the interests of the Company's executives with its shareholders in long-term shareholder value creation. However, the Company operates in markets which are inherently cyclical and subject to significant short-term fluctuations in demand and raw material costs. The Board believes that viewing these matters in the context of a single year will not provide a fair opportunity to evaluate the alignment of the Company's executive compensation programs with long-term shareholder value creation. The Board intends that the program be responsive to shareholder concerns, but is concerned that annual votes on the program could foster a short-term focus and undermine a primary objective of the Company's executive compensation program.
The Board is also concerned that annual advisory votes to approve executive compensation for all public companies will overburden investors and require them to evaluate too many executive compensation programs annually, hindering careful evaluation of the programs. Because of this, annual votes may lead to “one size fits all” formulas for evaluating compensation that will impair the Company's ability to design its compensation program to align with its long-term shareholder value creation objectives.
Finally, the Board believes that the Company will be better served by periodic votes to approve compensation that afford the Committee time to understand concerns and deliberate appropriate responses, and allow shareholders time to see responsive changes. In the event an advisory vote indicates shareholder concern, the Board believes shareholders will be best served if the Board takes the time to thoroughly understand the issues from the shareholder's perspective.
Although this vote is advisory in nature and therefore not binding on the Company, the Board and the Compensation Committee will consider the results of the vote in determining the frequency with which advisory votes on executive compensation will be conducted. The Board and the Compensation Committee will consider the frequency choice receiving the plurality of the votes cast as the shareholders' selection of the frequency of advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY THREE YEARS ON PROPOSAL 4.

ITEM V. APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION FOR A 10,000,000 SHARE INCREASE IN THE AUTHORIZED SHARES OF OUR COMMON STOCK FROM 10,000,000 TO 20,000,000.

The Board of Directors believes that it is advisable and in our best interest to increase the number of authorized shares of Common Stock in order to have available additional authorized but unissued shares of Common Stock in an amount adequate to provide for our future needs. The availability of additional authorized but unissued shares will be achieved by amending our Articles of Incorporation to effectuate an increase in the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 shares. This step is necessary, in the judgment of the Board of Directors, in order to, among other things, raise additional capital for the Company so that it can carry out its business objectives.

The text of the Amendment to our Articles of Incorporation reflecting the increase in our authorized capital is set forth below:

“The maximum number of shares of Common Voting Stock that this Corporation is authorized to have outstanding at any one time is twenty million (20,000,000) shares of the par value of one-third cent ($0.0033) per share.”

Last amended in 2012, our Articles of Incorporation currently authorize up to 10,000,000 shares of Common Stock for issuance. As of May 31, 2013,

•	7,192,479 shares of our Common Stock were issued (including 123,212 shares of our Common Stock held in treasury);

•	180,000 shares of our Common Stock have been reserved for issuance upon the exercise of stock options granted;

•	2,095,150 shares of our Common Stock have been reserved for issuance under our equity incentive plans.

Our Articles of Incorporation also authorize us to issue 200,000 shares of preferred stock. There are no outstanding shares of preferred stock, and this amendment would not change the number of authorized shares of preferred stock.

Reasons for Increasing Our Authorized Shares of Common Stock

The Board of Directors believes that it is advisable and in the best interests of our shareholders to have available additional authorized but unissued shares of Common Stock in order to maintain our flexibility to use capital stock for business and financing purposes in the future. The newly authorized shares of Common Stock will constitute additional shares of the existing class of Common Stock and, if and when issued, will have the same rights and privileges as the shares of Common Stock currently authorized. If approved by the shareholders, we plan to reserve a portion of the additional shares of Common Stock (i) for issuance upon the exercise of the options to purchase 1,500,000 shares of stock that were issued to the Manager pursuant to the Management Agreement (described in greater detail at Item VI. of this proxy statement) and (ii) for issuance of the 225,000 shares of stock to the Manager upon the occurrence of a Subsequent Event Closing (as described in greater detail at Item VII. of this proxy statement). We currently have no other specific plans to issue the additional shares of Common Stock that would be authorized by this proposal. However, the additional shares would provide flexibility to use capital stock for business and financial purposes in the future. The additional shares may be used for various purposes, including:
•expanding our business through acquisitions and other strategic transactions;
•paying stock dividends or effecting stock splits;
•providing equity incentives to employees, officers, and directors;
•raising capital; and
•other general corporate purposes.

Currently, only 532,371 shares of our Common Stock remain unissued and unreserved. If shareholders do not approve the proposed amendment to the Articles of Incorporation, we may not be able to complete strategic transactions, effect stock splits, retain employees and pursue other business opportunities integral to our growth and success. The Board of Directors believes that the proposed increase in authorized Common Stock will make sufficient shares available to maintain the flexibility necessary to pursue its strategic objectives.

Over the past several years, flexibility has allowed us to pursue important acquisitions and other business opportunities. Most recently, in 2009 and 2010, we financed a portion of the acquisition of Venture Metals, LLC property and intangibles with shares of our Common Stock. We also purchased two tracts of real estate on Grade Lane using shares of our Common Stock. We have reserved 2,095,150 shares of our Common Stock in connection with our equity incentive plans. Additionally, in 2010, in order to increase the liquidity and marketability of our Common Stock, we declared a 3-for-2 stock split, in which each shareholder of record as of the close of business on May 17, 2010 received one-half additional share of our Common Stock for each share held and the number of shares of our Common Stock held in treasury increased by 50%. In April 2013, we issued 125,000 of our Common Stock in connection with a Management Services Agreement. Unless our shareholders approve the proposed amendment to our Articles of Incorporation, we may not have sufficient unissued and unreserved authorized shares to engage in similar transactions in the future.

Like the currently authorized but unissued shares of our Common Stock, the additional shares of Common Stock authorized by this proposal would be available for issuance without further action by our shareholders, unless further action is required by law or the rules of the NASDAQ or any other stock exchange on which our Common Stock may be listed. The authorization of additional shares of our Common Stock will enable us, as the need may arise, to take advantage of market conditions and favorable opportunities without the delay and expense associated with the holding of a special meeting of our shareholders.

Effects of Increasing Our Authorized Common Stock

This proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations. While this proposal is not intended by management or the Board of Directors to prevent or discourage any actual or threatened takeover of the Company, under certain circumstances, it could have an anti-takeover effect. For example, in the event of a hostile attempt to acquire control of the Company, it may be possible for the company to endeavor to impede the attempt by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The proposed amendment may also have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company's business. Accordingly, if the proposal is adopted, the increase in the number of authorized shares of Common Stock may render more difficult or discourage a merger, tender offer or proxy contest (and thereby potentially limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal), the assumption of control by a holder of a large block of our Common Stock, or the replacement or removal of management or the Board of Directors. Any such anti-takeover effect may be beneficial to management and the Board of Directors and could have an adverse impact on shareholders.

The Board currently is not aware of any specific third-party effort to accumulate shares of Common Stock or to obtain control of ISA by means of a merger, tender offer or solicitation in opposition to management or the Board. Moreover, we currently have no plans to issue newly authorized shares of Common Stock to discourage third parties from attempting to take over ISA. Although the Board is motivated by business and financial considerations in proposing the increase in the number of authorized shares of Common Stock, shareholders nevertheless should be aware that any issuance of newly authorized shares of Common Stock, regardless of the intent, could have an anti-takeover effect. In addition, because shareholders do not have preemptive rights with respect to our Common Stock, to the extent that additional authorized shares are issued in the future, they may decrease existing shareholders' percentage equity ownership, and depending on the price at which they are issued, be dilutive to existing shareholders.

The Board of Directors will consider the affirmative vote of a majority of the votes entitled to be cast on the proposal as approval of the Amendment to the Articles of Incorporation, as described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5.

ITEM VI. APPROVAL OF THE ISSUANCE OF 1,500,000 STOCK OPTIONS TO BLUE EQUITY, LLC (THE "MANAGER") PURSUANT TO THE MANAGEMENT SERVICES AGREEMENT WITH THE MANAGER.

On April 1, 2013, we entered into the Management Services Agreement (the “Management Agreement”) with Blue Equity, LLC (the "Manager").  Subject to shareholder approval and vesting provisions as set forth in the Stock Option Agreement dated as of April 1, 2013 between us and the Manager (the “Stock Option Agreement”), we granted options to purchase a total of 1,500,000 shares of our Common Stock to the Manager at an exercise price per share of $5.00 and also agreed to issue an additional 225,000 shares of Common Stock to the Manager.

The material terms of the Management and Stock Option Agreements are set forth below. Under the Management Agreement, the Manager will provide us with day-to-day senior executive level operating management supervisory services. The Manager will also provide business, financial, and organizational strategy and consulting services, as our Board of Directors may reasonably request from time to time.

The Management Agreement provides that we will pay the Manager a monthly management fee of $85,000, along with reimbursement of out-of-pocket expenses as defined in the Management Agreement. Subject to shareholder approval and vesting provisions as set forth in the Stock Option Agreement, we granted options for a total of 1,500,000 shares of our Common Stock to the Manager at an exercise price per share of $5.00. If there is a Change of Control Transaction involving us during the term of the Management Agreement or within 12 months following its expiration, the Management Agreement provides for a bonus equal to 1% of the excess amount, if any, of the aggregate Consideration (as defined) exceeding $30.0 million paid directly or indirectly to us or our shareholders in connection with the transaction. The Management Agreement provides for a 12-month term beginning April 1, 2013, subject to earlier termination upon mutual agreement or upon circumstances set forth in the agreement.

Also on April 1, 2013, we issued 125,000 shares of Common Stock to the Manager in a private placement at a per share purchase price of $4.00. The Management Agreement also provides that, upon the occurrence of a Subsequent Event Closing (as defined), the Manager or one of its affiliates will purchase an additional 225,000 shares of Common Stock from us at a per share purchase price of $4.00. Our obligation to issue the 225,000 shares of Common Stock is subject to obtaining any necessary shareholder approval and other consents. All shares of Common Stock issued by us to the Manager in connection with the Management Agreement and Stock Option Agreement are subject to piggyback registration rights. If we terminate the Manager's services without Cause (as defined) or if the Manager resigns for Good Reason (as defined) or following the shareholders failure to approve the issuance of the stock options, the Manager has the right to cause us to redeem the 125,000 shares of Common Stock at the original purchase price of $4.00 per share.

Jonathan S. Blue is the Chairman and Managing Director of the Manager, a private equity firm he founded in 2004. The Manager was established as Mr. Blue's successor company with the transfer of several active businesses from a private investment firm, Cobalt Ventures, LLC, at which Mr. Blue was a partner and Managing Director from 2000 to 2004. From June 1998 until 2000, Mr. Blue served as Vice President for Progress Rail Services Corporation, which was then a subsidiary of Progress Energy, Inc. (NYSE:PGN), and was subsequently sold to Caterpillar Inc. (NYSE:CAT). For the preceding six years, Mr. Blue was a senior executive at Louisville Scrap Material Company, Inc. and was instrumental in positioning the company as a worldwide industry leader in the scrap and recycling businesses which resulted in the sale of the company to Progress Rail Services. Mr. Blue began his career as a Senior Associate for APM, Inc., an international management consulting firm in New York City. He received a BA in Economics from the University of Pennsylvania in 1989.

The foregoing description of the Management Agreement, including the Stock Option Agreement attached thereto as Attachment A, is qualified in its entirety by reference to the full text of the Management Agreement, including the Stock Option Agreement, attached as Exhibit 10.1 to our Report on Form 8-K, as filed on April 5, 2013.

The Board of Directors will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the issuance of 1,500,000 options to purchase shares of Common Stock to the Manager.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF 1,500,000 STOCK OPTIONS TO BLUE EQUITY, LLC PURSUANT TO THE MANAGEMENT SERVICES AGREEMENT WITH THE MANAGER.

ITEM VII. APPROVAL OF THE ISSUANCE OF 225,000 SHARES OF OUR COMMON STOCK TO BLUE EQUITY, LLC (THE "MANAGER") PURSUANT TO THE MANAGEMENT SERVICES AGREEMENT WITH THE MANAGER.

On April 1, 2013, we entered into the Management Agreement with the Manager.  The Management Agreement provides that, upon the occurrence of a Subsequent Event Closing, the Manager or one of its affiliates will purchase and we will issue an additional 225,000 shares of Common Stock from us at a per share purchase price of $4.00. Under the terms of the Management Agreement, a Subsequent Event Closing means the closing of a transaction involving the Manager, or its affiliates, and the Company which is expressly identified in writing by the Manager and the Company (at the direction of Board members not affiliated with the Manager) to constitute a "subsequent event" for purposes of the definition. The Manager and the Company have agreed that no agreement has been reached regarding the nature or terms of a Subsequent Event Closing, and each party's obligation to undertake a Subsequent Event Closing is conditioned upon the negotiation and execution of definitive transaction documents. Our obligation to issue the 225,000 shares of Common Stock is subject to obtaining any necessary shareholder approval and other consents.

The material terms of the Management and Stock Option Agreements are outlined in Item VI. of this proxy statement.

The Board of Directors will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the issuance of 225,000 shares of Common Stock to the Manager.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF 225,000 SHARES OF OUR COMMON STOCK TO BLUE EQUITY, LLC PURSUANT TO THE MANAGEMENT SERVICES AGREEMENT WITH THE MANAGER.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the compensation awarded to, paid to, or earned by our Named Executive Officers in accordance with SEC regulations:

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	All Other Compensation ($)		Total ($)
Harry Kletter	2012	$—		$—	$247,828	(1)	$247,828
CEO	2011	—		—	487,828	(1)	487,828

Brian Donaghy	2012	$300,000		$—	$34,944	(2)	$334,944
President and COO	2011	300,000		—	32,602	(2)	332,602

Jim Wiseman	2012	136,500		—	28,179	(3)	$164,679
Vice-President - Recycling	2011	136,500		10,000	25,899	(3)	172,399

Danny Gascoyne	2012	$200,531	(4)	$—	$21,194	(5)	$221,725
Executive Vice-President - Recycling	2011	185,000	(4)	—	23,612	(5)	208,612

(1) Although Mr. Kletter did not receive any compensation directly from us, K&R, an entity of which he is sole member, received $240,000 in 2012 and $480,000 in 2011 in the form of consulting fees. An amount of $7,828 is also included in this total and reflects Mr. Kletter's personal use of our company vehicle during 2012 and 2011.

We also paid K&R rental fees for our facilities of $582,000 in each of 2012 and 2011 and equipment rental fees of $126,000 in 2012. These rental fees are not included in the table above. A description of these leases is set forth in the section of this proxy statement titled, Certain Relationships and Related Transactions.

(2) Amounts reflect our contribution to the 401(k) plan, the automobile allowance in the amount of $1,000 per month, and the cost of health, dental, life, STD, and LTD benefits paid by the company of $19,531 and $17,285 in 2012 and 2011, respectively.

(3) Amounts reflect our contribution to the 401(k) plan, the automobile allowance in the amount of $800 per month, and the cost of health, dental, life, STD, and LTD benefits paid by the company of $16,265 and $14,076 in 2012 and 2011, respectively.

(4) Mr. Gascoyne's executive employment agreement was terminated on February 27, 2012. Pursuant to his employment agreement, we continued to pay his base salary and welfare plan benefits, such as insurance and 401(K) benefits, for one year after the termination date.

(5) Amounts reflect our contribution to the 401(k) plan, the automobile allowance of $800 per month in 2011 and an agreed upon amount after termination in 2012, and the cost of health, dental, life, STD, and LTD benefits paid by the Company of $11,210 and $10,996 in 2012 and 2011, respectively.

We issued 3,750 shares of Common Stock as awards in 2012, all of which were awarded to Mr. Gascoyne based on the satisfaction of the related performance conditions. These shares were granted pursuant to a performance based stock plan authorized on August 13, 2010, at a grant date fair value of $15.98 per share, computed in accordance with FASB ASC Topic 718, with performance requirements met on August 15, 2011. We issued 60,000 shares of Common Stock to management as awards in 2011, with 45,000 of those shares awarded to Mr. Donaghy based on the satisfaction of the related performance conditions. These shares were granted pursuant to performance based stock plans authorized on April 1, 2010, at a grant date fair value of $11.93 per share, computed in accordance with FASB ASC Topic 718. As of May 31, 2013, we have not issued any shares of Common Stock as performance-based awards in 2013.

We do not have a post-employment compensation plan.

Compensation Committee Consultant
In January 2011 the Compensation Committee retained Bostonian Group, a Marsh & McLennan Agency Company, to undertake a market assessment and provide trend information on incentive compensation plans. Bostonian Group identified a group of public companies that are similar to the Company in the following ways:

•	Operate in the scrap metal, waste management, recycling or related environmental services industries; and

•	Reported revenue ranging from $36 million to $562 million in their most recent fiscal year; and

•	Employ executives in positions similar to those of the Company's senior management.

The Compensation Committee also retained a second independent consultant, RS Finance & Consulting, LLC, to supplement Bostonian Group's data by identifying additional public companies with gross margins and number of employees that are similar to those of the Company, and analyzing the compensation practices of those companies. The Compensation Committee used the collective input of the consultants to formulate an executive compensation plan they believe aligns management and shareholder interests; is consistent with market practices; has an appropriate mix of short-term and long-term incentives; and is designed to attract and retain key employees. In 2012, the Compensation Committee also canceled the Company's former Management Incentive Plan (the “MIP”) and Executive Incentive Plan (the “EIP”) in favor of the revised incentive plan described below. No performance goals set forth in the MIP and EIP were met in 2012 or 2011, and the Company did not pay any compensation based on 2012 or 2011 results.

Base Salary
When determining base salary levels for senior management, the Compensation Committee evaluates base salary levels of similar positions in the group of all selected peer companies used by both the Bostonian Group and RS Finance & Consulting, LLC. Base salaries reflect an executive's roles and responsibilities and recognize and reward individual skills, experience and sustained job performance.

Annual Incentive Bonuses
The Company's annual incentive compensation plan is a cash-based, pay-for-performance incentive plan. The plan covers executives and certain other personnel as determined by the Compensation Committee and the Company's President. The incentive compensation plan rewards the achievement of certain corporate operating and financial targets set by the Compensation Committee at the beginning of each year.

The Compensation Committee may also establish individual performance goals for executives in connection with annual incentive compensation.

The Compensation Committee, in consultation with the Board, establishes the Company's performance goals at the beginning of each year. The Compensation Committee awards incentive bonuses based on the degree to which corporate performance objectives were met during the year. The total amount of the target annual incentive payments ranges from 10% of an executive's base salary to 100% of base salary, although the Compensation Committee reserves the right to adjust awards at its discretion (including awarding over 100% of base salary in incentive payments).

Long Term Incentive Plan
Long-term incentive compensation opportunities are performance-based. Long-term incentives provided by the Company consist of equity awards based on achievement of certain corporate targets. The terms of the long-term incentive awards are more fully described below. The Company may award long-term incentives in the form of restricted stock, stock options and other forms of equity incentives as more fully described in the Company's Long-Term Incentive Plan. The Compensation Committee believes equity-based performance awards provide an adequate incentive to management to perform well for shareholders. In addition, equity awards have been an effective means of attracting and retaining management talent.

The Company designs its long-term incentive plans to ensure that incentive compensation reflects the growth and profitability of the Company. Each of the equity-based awards offered by the Company is intended to reward specified results. These awards promote a long-term view, reward long-term positive performance of the Company, and are intended to align management's interests with shareholders' interests.

Stock Options
The Company awards stock options because it believes they serve a valuable purpose in aligning management's interests with shareholders' interests. Because stock options vest over time, they serve not only as an incentive for superior performance, but also as a retention device. The Company generally receives an income tax deduction when an executive exercises a stock option.

Restricted Stock Awards
A “Restricted Stock Award” is a grant of shares of Company stock in which the recipient's rights in the stock are restricted until the shares either vest or lapse in restrictions. Such shares of stock are subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the recipient, or achievement of performance or other objectives, as determined by the Compensation Committee.

For Restricted Stock awards, the Compensation Committee has established a three-year vesting schedule, in equal, sequential, annual installments beginning on the first anniversary of the grant date.

Unless otherwise prescribed by existing employment contracts or other agreements, long-term incentives will range from 7.5% to 30% of an executive's base salary. The Company may also award long-term incentive compensation to other senior managers in amounts ranging from 3.8% to 15% of the manager's base salary.

Perquisites
The Company provides certain members of management various perquisites that are provided by similar companies throughout the industry and include health, dental, vision, life and disability insurance and in the case of some Named Executive Officers, car allowances. We furnish these benefits to provide an additional incentive for our management and to remain competitive in the general marketplace for managerial talent.

Retirement and Other Benefits
The Named Executive Officers are eligible to participate in the retirement and benefit programs described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally when changes are proposed. The Compensation Committee believes the benefits provided by these programs are important factors in attracting and retaining executive officers, including the Named Executive Officers.

401(k) Savings Plans
The Named Executive Officers are eligible to participate in our defined contribution retirement plan under Section 401(k) of the Internal Revenue Code on the same basis as all other eligible employees. Prior to January 1, 2013, eligible employees could contribute a maximum of 15% of their annual salary. Beginning January 1, 2013, eligible employees may contribute 100.0% of their annual salary to meet the IRS limit of $17,500. Under the plan, we match 25% of each employee's voluntary contribution up to 6% of their gross salary. We also offer an additional discretionary match for eligible employees who contribute 7.0% - 10.0% of their weekly wages.

Health and Welfare Plan
We share or pay for the cost of medical, dental, vision, basic life insurance and disability benefits with all eligible full-time regular employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees, unless otherwise specified in an individual employment contract.
See “Summary Compensation Table” above for a summary of the reportable benefits for the Named Executive Officers. We furnish the above benefits to provide an additional incentive for our management and to remain competitive in the general marketplace for managerial talent.

President and Chief Operating Officer's Compensation
The Compensation Committee meets to evaluate the President and Chief Operating Officer's performance and determine his total compensation. The Compensation Committee assesses the individual contributions of Mr. Donaghy as well as the Company's performance relative to both pre-established goals and the performance of other companies in similar industries to that of the Company, of similar size, and in the same geographic region as the Company.

In 2012 and 2011, Mr. Donaghy's salary placed him in the 50th percentile of Presidents and Chief Operating Officers in a group of all selected peer companies used by both the Bostonian Group and RS Finance & Consulting, LLC.

Executive Employment Agreement with Brian Donaghy:
On August 2, 2007, we named Brian G. Donaghy our President and Chief Operating Officer. In connection with his selection as President and Chief Operating Officer, we entered into an executive employment agreement with him (the "Original Employment Agreement"), which we amended effective April 14, 2009. The Original Employment Agreement, as amended (the “Amended Employment Agreement”) set Mr. Donaghy's annual salary to $200,000 retroactive to January 1, 2009, and has a term expiring December 31, 2013. The Company approved a $100,000 increase to Mr. Donaghy's base salary effective January 1, 2011. The Original Employment Agreement authorized the issuance of 30,000 shares of our Common Stock per year through 2011, payment of which was subject to the Company's achievement of the EBIDTA requirement under the agreement. The Amended Employment Agreement authorizes an additional 30,000 shares of our Common Stock per year for 2012 and 2013, which was approved by the shareholders at the annual meeting held on June 16, 2009 and payment of which is subject to the Company's achievement of the EBITDA requirement under the agreement. We entered into an amended executive employment agreement effective April 1, 2010 (the “April Amendment”), which extended the initial term of our employment agreement with Mr. Donaghy through June 30, 2015. Other changes in the April Amendment entitled Mr. Donaghy certain bonuses based on the then-applicable EIP and MIP. No bonuses were paid to Mr. Donaghy in 2012 or 2011 based on the April Amendment.

Executive Employment Agreement with Daniel C. Gascoyne
On August 13, 2010, we named Daniel C. Gascoyne our Executive Vice President for an initial term that commenced on August 16, 2010.   Mr. Gascoyne's employment ended on February 27, 2012 when Mr. Gascoyne was terminated without cause. Pursuant to his executive employment agreement, we continued to pay his base salary and welfare plan benefits, such as insurance and 401(K) benefits, for one year after the termination date.

Executive Employment Agreement with James K. Wiseman, III
On August 2, 2007, we named James K. Wiseman, III our Vice President for an initial term that commenced on April 4, 2007.   This employment agreement ended on April 4, 2012 and was not renewed. Pursuant to Mr. Wiseman's employment agreement, he was entitled to an annual base salary of $136,500.  He was also be eligible for bonus compensation from time to time as determined by our Compensation Committee and approved by our board of directors.  In addition, we provided Mr. Wiseman with an $800 per month car allowance, as well as allowances to cover his fuel and cell phone expenses.  Mr. Wiseman was also eligible to participate in our employee benefits and deferred compensation plans that are generally available to our employees.

In 2012 and 2011, Mr. Wiseman's salary and annual bonus placed him in the 50th percentile of Vice Presidents in the group of peer companies selected by Mr. Donaghy. Mr. Wiseman's bonus award for 2011 was granted to recognize his continued contributions within the recycling division of the Company in that year.

Beginning April 5, 2012, Mr. Wiseman's annual salary and benefits remained similar to those he maintained under the terms of his employment agreement and will be renegotiated as necessary.

Compensation Recovery
Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our principal executive officer and principal financial officer. In addition, we expect to implement a clawback policy in fiscal 2013 in accordance with the requirements of the Dodd-Frank Act and the regulations that the SEC will issue under that Act. We elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that our initial policy is fully compliant with SEC regulations.

Change of Control Agreements.
None of the Company's employment agreements provide for payments in the event of a change of control.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides information with respect to outstanding equity awards for each Named Executive Officer as of December 31, 2012.

Name	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harry Kletter CEO	—	—

Brian Donaghy (1) President and COO	360,000	$864,000

Daniel Gascoyne Executive Vice- President	—	—

Jim Wiseman Vice President	—	—

(1)
Mr. Donaghy has the right to receive (i) 30,000 shares of Common Stock per year through 2015 if our EBITDA exceeds $4.5 million for the previous fiscal year pursuant to the original and amended executive employment agreements with him, (ii) 15,000 shares of Common Stock per year through 2015 based on satisfaction of the return on net assets (“RONA”) criteria set forth in his April 1, 2010 amended executive employment agreement, and (iii) an additional 225,000 shares of Common Stock based on satisfaction of the 5 year (2010 - 2014) average RONA criteria set forth in his April 1, 2010 amended executive employment agreement. As of December 31, 2012, these shares were valued at $2.40 per share, which was the last business day closing per share value prior to that day. The Company stock issued pursuant to performance based stock awards is unregistered; therefore, recipients are subject to a six-month holding period prior to selling or transferring such shares in market transactions.

The vesting dates for the awards presented in the table above are as follows:
45,000 shares - December 31, 2013
270,000 shares - December 31, 2014
45,000 shares - December 31, 2015
360,000 shares total

2012 Director Compensation Table

The following table summarizes the compensation earned by or awarded to each director, other than a Named Executive Officer, during 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)

Albert Cozzi	$35,000	$—	$—		$35,000
Alan Gildenberg	35,000	51,159	—		86,159
Orson Oliver	35,000	—	7,828	(3)	42,828
David Russell	31,000	51,159	—		82,159
Francesca Scarito	27,000	51,159	58,000	(4)	136,159

(1)
The amount reflects fees of $4,000 per month from January through April. Beginning in May, fees increased to $5,000 per Board meeting and $2,000 per committee meeting for the remainder of the year. Mr. Gildenberg joined the Board in May 2012 and began receiving directors' fees in May 2012. Dr. Russell joined the Board in January 2012 and began receiving directors' fees in February 2012. Ms. Scarito joined the Board in February 2012 and began receiving directors' fees in March 2012.

(2)
As of December 31, 2012, each Director has 30,000 stock options outstanding. For Mr. Cozzi and Mr. Oliver, the market value of the stock options is based on a closing price of $4.23 per share on grant date, July 1, 2009. These shares are fully vested. For Mr. Gildenberg, Dr. Russell, and Ms. Scarito, the market value of the stock options is based on a closing price of $4.94 per share on grant date, May 15, 2012. These shares became fully vested as of May 15, 2013. These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718.

(3)	The amount reflects Mr. Oliver's personal use of our company vehicle during the calendar year 2012.

(4)	The amount reflects Ms. Scarito's earned payments for consulting work performed for the Company throughout the calendar year 2012.

From January through April 2012, the Company paid its non-employee directors and monthly retainer fee of $4,000. Beginning with the May 2012 Board meeting, the Company revised its Board compensation policy to provide for payments to Board members of $5,000 per Board meeting and $2,000 per committee meeting.

Also, with respect to each director who had not previously received stock options, in 2012 the Company awarded each such director an option for 30,000 shares of common stock with an exercise price equal to fair market value on the date of grant. Each non-employee director now holds an option for 30,000 shares of common stock.

Mr. Kletter and Mr. Donaghy receive no additional consideration for serving on the Board of Directors. The Compensation Committee will determine fees for all non-employee Directors elected to serve until 2014 at the first regular meeting of the Board that it will hold following the annual shareholder meeting on _________, 2013.

Messrs. Kletter and Donaghy and Dr. Russell resigned as directors on May 7, 2013.

Shares Available for Grant and Options/Warrants Outstanding

       The following information is provided as of December 31, 2012 with respect to our existing compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (2)

Equity compensation plans approved by security holders	180,000	$4.59	2,095,150
Equity compensation plans not approved by security holders	—	—	—
Total	180,000	$4.59	2,095,150

(1)
90,000 stock options were awarded to our non-employee directors on July 1, 2009 at $4.23 per share, and 90,000 stock options were awarded to our three new non-employee directors on May 15, 2012 at $4.94 per share.

(2)
In 2010, we awarded 60,500 shares of our Common Stock to management under this plan. In 2011, we awarded an additional 60,000 shares of our Common Stock to management and 600 shares of our Common Stock to consultants under this plan relating to incentive awards triggered during the year ended December 31, 2010. In 2012, we awarded 3,750 shares of our Common Stock to management under this plan relating to incentive awards triggered during the year ended December 31, 2011. We have not awarded any shares in 2013 based on 2012 performance results.

Additional Executive Officer and Significant Employee Information

Name	Served as an Executive Officer From	Age	Position with the Registrant and Other Principal Occupations
Jonathan Blue	2013	46
Mr. Blue is the Chairman and Managing Director of the Manager, a private equity firm he founded in 2004. The Manager was established as Mr. Blue's successor company with the transfer of several active businesses from a private investment firm, Cobalt Ventures, LLC, at which Mr. Blue was a partner and Managing Director from 2000 to 2004. From June 1998 until 2000, Mr. Blue served as Vice President for Progress Rail Services Corporation, which was then a subsidiary of Progress Energy, Inc. (NYSE:PGN), and was subsequently sold to Caterpillar Inc. (NYSE:CAT). For the preceding six years, Mr. Blue was a senior executive at Louisville Scrap Material Company, Inc. and was instrumental in positioning the company as a worldwide industry leader in the scrap and recycling businesses which resulted in the sale of the company to Progress Rail Services. Mr. Blue began his career as a Senior Associate for APM, Inc., an international management consulting firm in New York City. He received a BA in Economics from the University of Pennsylvania in 1989.

Brian Donaghy	2007	37
President and Chief Operating Officer since August 2007 and Board of Directors Member beginning June 2009. Mr. Donaghy served as the Company's acting COO from January 1, 2007 through August 2007. Prior to his appointment to that position, Mr. Donaghy was a consultant to ISA Recycling. From 2001 to 2007, he owned and operated Industrial Logistic Services, LLC, a scrap metal and waste transportation company located at the Company's Louisville headquarters, the assets of which he sold to the Company in 2007. ILS had approximately 30 employees and total revenues of $2.0 million in 2007 and 2006.

Alan L. Schroering	2000	48
Vice President of Finance since November 2011, and Interim Chief Financial Officer since August 2012. Mr. Schroering served as Chief Financial Officer from May 2001 until November 2011. Mr. Schroering served as a board member from June 2000 to May 2001. Mr. Schroering has served as Treasurer from October 2001 to November 2011 and from August 2012 to present. Mr. Schroering served in several accounting positions with National Processing Company from April 1998 to May 2000. Mr. Schroering served previously in several accounting positions with the Company from November 1984 to March 1998.

James K. Wiseman, III	2007	59
Vice President of ISA Recycling since August 2007. Midwest Metals, Inc., a privately-held company in Louisville, Kentucky, employed Mr. Wiseman from May 1997 to March 2007 as general manager of the physical scrap operation and trader of non-ferrous metals. While at Midwest Metals, Inc., Mr. Wiseman directly managed six employees. Mr. Wiseman has held various management positions within the recycling business since 1976.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Board. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and in its discretion may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. If the related person at issue is a director of the Company, or a family member of a director, then that director would recuse himself and abstain from voting on the approval of the related person transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the committee's discussions of the related person transaction.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person's interest in the transaction.

As appropriate for the circumstances of the related person transaction, the Audit Committee will review and consider the following:

•	The related person's interest in the related person transaction;

•	The approximate dollar value of the amount involved in the related person transaction;

•	The approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction will be undertaken in the ordinary course of our business;

•	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to us of, the transaction; and

•
Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or not inconsistent with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

Unless the transaction is excluded by the instructions to the SEC's related person transaction disclosure rule, any approved related person transaction would be disclosed in accordance with SEC rules.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

K & R Lease; K & R Consulting Agreement

On February 16, 1998 our Board of Directors ratified and formalized an existing relationship in connection with (i) our leasing of the facilities from K & R and (ii) the provision of consulting services by K & R to us. Harry Kletter, our former Vice-Chairman of the Board and Chief Executive Officer, is the sole member of K & R. Accordingly, Mr. Kletter's interest in the transaction described below is substantially equivalent to that of K & R.

Lease Agreement. The lease agreement, effective as of January 1, 1998, between K & R, as landlord, and us, as tenant, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky. The principal improvements consist of an approximately 22,750 square foot building used as the corporate office, an approximately 8,286 square foot building used for our commercial, retail and industrial waste and recycling management services offices, an approximately 13,995 square foot used as the paper recycling plant, an approximately 12,000 square foot building used for metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet.

The initial term of the K & R lease was for ten years with two five-year option periods available thereafter. The base rent for the first five years was $450,000 per annum. The base rent for the second five years, beginning January 1, 2003, became $505,272 per annum, payable at the beginning of each month in an amount equal to $42,106. The base rent for the first five-year option period, beginning January 1, 2008, became $582,000 per annum, payable at the beginning of each month in an amount equal to $48,500. The base rent for the second five-year option period, beginning January 1, 2013, became $645,984 per annum, payable at the beginning of each month in an amount equal to $53,832. This fixed minimum rent adjusts for each five years, including for each of the option periods, in accordance with the consumer price index. The fixed minimum rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a change in control. We must pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses. The K & R lease provides for our indemnification of K & R for all damages arising out of the use of or the condition of the leased premises excepting K & R's negligence. Under the K & R lease, “change in control” means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of our outstanding stock acquires a majority of our outstanding stock, (ii) we sell or otherwise dispose of all or substantially all of our assets or business operations to any other person; or (iii) we merge or consolidate with any other person; unless, in any such case, shareholders owning a majority of our outstanding voting stock immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring us or surviving our merger or consolidation in the transaction(s).

The K & R lease provides that we may use the leased premises in our metal recycling and recycled paper sorting and bailing businesses, and for our corporate offices. Without the prior consent of K & R (and in the case of (ii) below the prior consent of any mortgagee of K & R), we may not (i) make any structural alterations, improvements or additions to the K & R leased premises, or (ii) assign (including a change of control) or sublet the leased premises. The K & R lease requires us to indemnify K & R for all damages arising out of our use or condition of the leased premises excepting therefrom K & R's negligence. The K & R lease further provides that we will agree to subordinate our leasehold interest to the mortgage interest of any mortgagee of K & R.

The K & R lease provides for our right to terminate upon damage by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the damage. All rent ceases as of the “injury date” under these circumstances. The K & R lease also terminates upon condemnation of the leased premises in whole, with a condemnation of a portion of the leased premises resulting in an equitable adjustment of the fixed minimum rent.

In 2004, we paid for repairs totaling $302,160 that we made to the buildings and property that we lease from K & R, located at 7100 Grade Lane, Louisville, Kentucky. K & R executed an unsecured promissory note, dated March 25, 2005, but effective December 31, 2004, to us for the principal sum of $302,160. As of January 1, 2012, the outstanding balance owed by K & R was $45,408. K & R made payments on the promissory note of principal and interest in ninety-six (96) monthly installments of $3,897.66 through December 31, 2012. As of December 31, 2012, this note was paid in full. The rate of interest was five and one-half percent (5.5%) per annum.

Events of default under the K & R lease include (i) our failure to pay the fixed minimum rent for 10 days after written demand therefore, (ii) any other default in our observance or performance of any of the other covenants, agreements or conditions of the K & R lease, which continue for 30 days after written notice, unless we are diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting us, (iv) our vacation of the leased premises, or (v) the transfer or devolution whether by operation of law or otherwise of the K & R lease or our estate or of any of our interest to anyone other than K & R. Upon the occurrence of an event of default, K & R can, at its option, terminate the K & R lease and enter into and take possession of the leased premises with the right to sue for and collect all amounts due, including damages.

In an addendum to the K & R lease as of January 1, 2005, our rent increased $4,000 per month as a result of the improvements made to the property in 2004. For years 2005 through 2012, our payments to K & R of $4,000 for additional rent and the payment from K & R to us of $3,897.66 for the promissory note were offset.

K & R Consulting Agreement. The K & R consulting agreement dated as of January 2, 1998, by and between K & R and us, remained in effect until December 31, 2009, with automatic annual renewals thereafter unless one party provided written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. At each of December 31, 2012, 2011, 2010 and 2009, the agreement automatically renewed for an additional one year. The K & R consulting agreement requires K & R to provide strategic planning and development to us, including advice on management activities, advertising, financial planning and mergers and acquisitions. The consulting agreement was amended on April 1, 2010, to increase the annual payment to K & R by $240,000 to $480,000, payable in equal monthly installments of $40,000. The Board approved the increase to the annual payment pursuant to its determination that the new consideration was consistent with the fair market value of the services provided. The amended consulting agreement was amended effective January 1, 2012 to decrease the annual payment to K&R by $240,000 to $240,000, payable in equal monthly installments of $20,000. The Board approved the decrease to the annual payment pursuant to its determination that the new consideration was consistent with the fair market value of the services provided. We are responsible for all of K & R's expenses incurred on our behalf and pay to K & R $240,000 in equal monthly installments of $20,000 in connection with the K & R consulting activities.

The K & R consulting agreement terminates upon a non-defaulting party providing written notice to the other party of its intent to terminate. The recipient of the notice has 10 days to cure monetary defaults and 30 days to cure non-monetary defaults (which will be extended if a cure is being diligently commenced and pursued during that 30-day period). The K & R consulting agreement also terminates upon the condemnation or destruction by fire or other casualty of all or substantially all of the leased premises. Upon termination, K & R agrees not to engage, directly or indirectly, in our business, or hire our employees for a period of five years and within 100 miles of our operations. We compensate our principal shareholder and chief executive officer through consulting fees pursuant to the K & R consulting agreement.

The K & R consulting agreement provides for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance. The K & R consulting agreement further provides that K & R must maintain the confidentiality of any of our information not otherwise in the public domain or that K & R must disclose by law.

Other related party transactions

Donaghy Asset Purchase Agreement. During 2007, we entered into an asset purchase agreement for $1,300,000 funded primarily by a note payable to Industrial Logistic Services, LLC, the sole member of which is Brian Donaghy, our president and chief operating officer, whereby we paid $20,000 per month for 60 months for various assets including tractor trailers, trucks and containers. The note payable reflected a seven percent (7%) interest payment on the outstanding balance plus principal amortization. As of January 1, 2012, the outstanding balance on this note was $155,880, which was the largest aggregate principal amount outstanding during 2012, and the note was paid in full in August of 2012.

Amendments to Brian Donaghy's employment agreement. Effective April 1, 2010, the Company amended and restated the employment agreement of Brian Donaghy, the Company's President and Chief Operating Officer, to (a) extend the term to June 30, 2015, and (b) provide for (i) an annual bonus based on the Company's achievement of certain return on net asset ("RONA") targets pursuant to incentive plans to be established by the Company, to be payable in cash or partly in Common Stock at the election of Mr. Donaghy, (ii) a bonus of up to 15,000 shares of Common Stock per annum based on the Company's achievement of certain RONA targets, and (iii) a one-time bonus of up to 225,000 shares of Common Stock based on the Company's achievement of certain 5 year RONA targets as measured on December 31, 2014. Effective January 1, 2011, the Company approved a $100,000 increase to Mr. Donaghy's base salary.

Management Services Agreement with Blue Equity, LLC. On April 1, 2013, the Company and Blue Equity, LLC (the "Manager”) entered into Management Services Agreement (the “Management Agreement”), under which the Manager provides the Company with day-to-day senior executive level operating management supervisory services. The Manager will also provide business, financial, and organizational strategy and consulting services, as the Company's Board of Directors may reasonably request from time to time. Jonathan S. Blue is a manager/director of the Manager.

The Management Agreement provides that the Company will pay the Manager a monthly management fee of $85,000, along with reimbursement of out-of-pocket expenses. Subject to shareholder approval and vesting provisions set forth in Stock Option Agreement dated as of April 1, 2013 between the Company and the Manager (the “Stock Option Agreement”), the Company granted options for a total of 1,500,000 shares of our Common Stock to the Manager at an exercise price per share of $5.00. If there is a change of control transaction involving the Company during the term of the Management Agreement, or within 12 months following its expiration, the Management Agreement provides for a bonus to the Manager equal to 1.0% of the excess amount, if any, of the aggregate consideration exceeding $30.0 million paid directly or indirectly to the Company or its shareholders in connection with the transaction. The Management Agreement provides for a 12-month term beginning April 1, 2013, subject to earlier termination upon mutual agreement or upon circumstances set forth in the agreement.

Also on April 1, 2013, the Company issued 125,000 shares of our Common Stock to an affiliate of the Manager in a private placement at a per share purchase price of $4.00. The Management Agreement also provides that, upon the occurrence of certain events, the Manager or one of its affiliates will purchase an additional 225,000 shares of Common Stock from the Company at a per share purchase price of $4.00. The Company's obligation to issue the 225,000 shares of Common Stock is subject to obtaining any necessary shareholder approval and other consents. All shares of Common Stock issued by the Company to the Manager in connection with the Management Agreement and Stock Option Agreement are subject to "piggyback" registration rights. If the Company terminates the Manager's services without cause or if the Manager resigns for good reason or following the shareholders' failure to approve the issuance of the stock options, the Manager has the right to cause the Company to redeem the 125,000 shares of common stock at the original purchase price of $4.00 per share.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.
In accordance with its amended and restated charter the Audit Committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of our accounting, auditing and financial practices. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the registered public accountants and us that might bear on the registered public accountants' independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding registered public accountants' communications with the Audit Committee concerning independence, and has discussed with the registered public accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the registered public accountants' independence. The Audit Committee also discussed with management the independent registered public accounting firm and the quality and adequacy of our internal controls. The Audit Committee reviewed with the independent registered public accountants their audit plans, audit scope and identification of audit risk.
On March 7, 2013, the Audit Committee discussed and reviewed with the independent registered public accountants all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X, and, with and without management present, discussed and reviewed the results of the independent registered public accountants' examination of the financial statements. The Audit Committee also discussed with the independent registered public accountants matters relating to its independence, including a review of audit and non-audit fees and written disclosures from Mountjoy Chilton Medley LLP to the Audit Committee. The Audit Committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors' independence.

The Audit Committee reviewed our audited financial statements with the independent registered public accountants on March 7, 2013 and with management on March 7, 2013. The Audit Committee met once during the first quarter of 2012 to review the report from the independent accountants and the management letter prior to releasing the Form 10-K annual report for the fiscal year ended December 31, 2012, and to review the annual report on Form 10-K and related press releases for the fiscal year ended December 31, 2012. Based upon these reviews, the Audit Committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.
The Audit Committee has considered whether the provision of these services is compatible with maintaining accounting independence.

Orson Oliver, director and Audit Committee chairman
Al Cozzi, director and Audit Committee member
Francesca Scarito, director and Audit Committee member

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES

The aggregate fees billed for professional services by principal accountants Mountjoy Chilton Medley LLP in 2012 and 2011 are as follows:
Audit Fees: $118,900 and $115,000 to principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2012 and 2011, respectively, for services rendered for the annual audit of our financial statements and the quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q.
Audit Related Fees: $8,000 and $7,750 to principal accountants Mountjoy Chilton Medley LLP for the annual audit of our 401(k) retirement plan for the years ended December 31, 2012 and 2011, respectively. Also, $4,300 paid in 2012 to principal accountants Mountjoy Chilton Medley LLP for professional services relating to the review of the amended annual report on Form 10-K in 2011 for the year ended December 31, 2010. Also, $12,595 paid in 2011 to principal accountants Mountjoy Chilton Medley LLP for professional services relating to the review of the comment letters received from the Securities and Exchange Commission in 2011 for the year ended December 31, 2010.
Tax Fees: No tax services were provided by principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2012 and 2011.
All Other Fees: No other services were provided by principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2012 and 2011.
The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services that our independent registered public accountants are to perform, except as described below.
The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. The full Audit Committee, or in its absence, the chair of the Audit Committee, may pre-approve non-audit services. No pre-approval is necessary for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by us to the registered public accountants during the fiscal year in which the accountants provide the non-audit services, (2) we did not recognize such services at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. Mountjoy Chilton Medley LLP did not provide any such services in 2012.

SHAREHOLDER PROPOSALS

We must receive proposals of shareholders intended to be presented at the next annual meeting of shareholders at its principal executive offices in Louisville, Kentucky on or before February __, 2014 for inclusion in the our proxy statement and form of proxy relating to that meeting. All shareholder proposals must comply with the applicable requirements of the federal securities laws.

OTHER MATTERS

The Board knows of no business, which will be presented for consideration at the annual meeting other than that described above. However, if any such other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

By Order of the Board of Directors

Michael P. Shannonhouse
Recording Secretary of the Board of Directors

Louisville, Kentucky
_________, 2013

z	☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY INDUSTRIAL SERVICES OF AMERICA INC.		{

					For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS			Proposal 1. To elect four (4) directors for a term expiring in 2014;		☐	☐	☐
TO BE HELD ON _________ 2013			(1) Orson Oliver	(3) Alan Gildenberg
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The shareholder of record hereby appoints Orson Oliver and Francesca Scarito, and either of them, with full power of substitution, as Proxy for the shareholder, to attend the Annual Meeting of the Shareholders of Industrial Services of America, Inc. (the “Company”), to be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on _______, _______, 2013, at 10:00 a.m., local time, and any adjournments thereof, and to vote all share of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and at their discretion, upon such other matters as may properly come before this meeting.

      This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, the Proxy will be voted FOR proposals (1) - (3) and (5) - (7), and for a THREE YEAR period for proposal (4).
			(2) Albert Cozzi	(4) Francesca Scarito

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee's name in the space provided below.

					For	Against	Abstain
			Proposal 2. To ratify the selection of Mountjoy Chilton Medley LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;		☐	☐	☐

			Proposal 3. To approve an advisory proposal on compensation of the Company's named executive officers as disclosed in this proxy statement under “Executive Compensation Discussion and Analysis;”		☐	☐	☐
					One year	Two years	Three years
			Proposal 4. To approve an advisory proposal on how often to vote for approval of the compensation of the Company's named executive officers;		☐	☐	☐

			Proposal 5. To approve an amendment to the Articles of Incorporation to increase the authorized shares of our common stock by 10,000,000 from 10,000,000 to 20,000,000;		☐	☐	☐

			Proposal 6. To approve the issuance of options to purchase 1,500,000 shares of common stock to Blue Equity, LLC (the "Manager"), pursuant to the Management Services Agreement with the Manager;		☐	☐	☐

			Proposal 7. To approve the issuance of 225,000 shares of common stock to Blue Equity, LLC (the "Manager"), pursuant to the Management Services Agreement with the Manager; and		☐	☐	☐

Proposal 8. To transact such other business as may properly come before the meeting or any adjournment thereof;

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.	9	☐

PLEASE CHECK BOX FOR ADDRESS CHANGE AND NOTE CHANGE.	9	☐

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.

x		y

▲	Detach above card, sign, date and mail in postage paid envelope provided. INDUSTRIAL SERVICES OF AMERICA, INC.	▲

     Only shareholders of record at close of business on May 31, 2013 are entitled to notice of and to vote at the annual meeting. In the event the annual meeting should be adjourned to a date or dates later than _______, 2013, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:
http://www.rtcoproxy.com/idsa